EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 26, 2006

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED

THIRD QUARTER 2006 RESULTS

	Third Quarter			Nine Months
	2006	2005	%	2006	2005	%
Net Income
$ Millions	10,490	9,920	6	29,250	25,420	15
$ Per Common Share
Assuming Dilution	1.77	1.58	12	4.86	4.00	22

Special Items
$ Millions	0	1,620		0	1,880

Earnings Excluding Special Items
$ Millions	10,490	8,300	26	29,250	23,540	24
$ Per Common Share
Assuming Dilution	1.77	1.32	34	4.86	3.70	31

Capital and Exploration
Expenditures - $ Millions	5,061	4,414		14,786	12,368

IRVING, TX, October 26 -- Exxon Mobil Corporation today reported third quarter net income of $10,490 million ($1.77 per share), an increase of $570 million from the third quarter of 2005.  Net income for the first nine months of 2006 was a record at $29,250 million, up $3,830 million from 2005.

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

"ExxonMobil's third quarter earnings excluding special items were a record $10,490 million, up 26% from third quarter 2005.  Earnings per share excluding special items were up 34% reflecting the impact of the continuing share purchase program.  Higher crude oil and natural gas realizations and improved marketing and chemical margins were partly offset by lower refining margins.  Net income for the third quarter was up 6% from 2005.  Record net income of $29,250 million ($4.86 per share) for the first nine months of 2006, increased by 15% versus 2005.

ExxonMobil continued its active efforts to increase world energy supplies.  In the first nine months of 2006, spending on capital and exploration projects was $14.8 billion, an increase of 20% over 2005.  In the third quarter of 2006, the results of our continuing long-term investment program yielded an additional 270 thousand oil-equivalent barrels per day of production, a 7% increase over the third quarter of 2005.

The Corporation distributed a total of $8.9 billion to shareholders in the third quarter through dividends and share purchases to reduce shares outstanding, an increase of 30% or $2.1 billion versus 2005."

THIRD QUARTER HIGHLIGHTS

•

Earnings excluding special items were a record $10,490 million, an increase of 26% or $2,190 million from the third quarter of 2005.

•

Net income was up 6%.  There were no special items in third quarter 2006.  Third quarter 2005 net income included a special gain of $1,620 million related to the restructuring of the Corporation's interest in the Dutch gas transportation business.

•

Spending on capital and exploration projects was $5.1 billion, an increase of 15% versus 2005.

•

Cash flow from operations and asset sales was approximately $15.4 billion, including asset sales of $0.8 billion.

•

Earnings per share excluding special items were $1.77, an increase of 34%, reflecting strong earnings and the reduction in the number of shares outstanding.

•

The multiphase Sakhalin-1 project offshore Russia was commissioned with oil production expected to ramp up to an estimated peak rate of 250,000 barrels a day (gross) by around the end of the year.

•

The Nigeria Erha North project started production within 30 months of discovery, and was on budget.

•

Transition to new U.S. ultra-low sulfur diesel was successfully completed.

Third Quarter 2006 vs. Third Quarter 2005

Upstream earnings excluding special items were $6,493 million, up $764 million from the third quarter of 2005 primarily reflecting higher crude oil and natural gas realizations.

On an oil-equivalent basis, production increased by 7% from the third quarter of 2005.  Excluding the impact of divestments and entitlements, production increased 10%.

Liquids production of 2,646 kbd (thousands of barrels per day) was up 195 kbd.  Higher production from projects in West Africa and increased volumes in Abu Dhabi were partly offset by mature field decline, entitlement effects and divestment impacts.  Excluding entitlement and divestment effects, liquids production increased by 12%.

Third quarter natural gas production was 8,163 mcfd (millions of cubic feet per day) compared with 7,716 mcfd last year.  Higher volumes from projects in Qatar and absence of 2005 hurricane effects were partly offset by the impact of mature field decline and lower European demand.

Earnings from U.S. Upstream operations were $1,192 million, $479 million lower than the third quarter of 2005.  Non-U.S. Upstream earnings excluding special items were $5,301 million, up $1,243 million from 2005.

Downstream earnings were $2,738 million, up $610 million from the third quarter 2005.  The improved results reflect stronger worldwide marketing margins, which were partly offset by weaker refining margins.  Petroleum product sales were 7,302 kbd, 175 kbd lower than last year's third quarter, primarily due to divestments.

U.S. Downstream earnings were $1,272 million, up $163 million.  Non-U.S. Downstream earnings of $1,466 million were $447 million higher than in the third quarter of 2005.

Chemical earnings were $1,351 million, up $879 million from the third quarter 2005.  The increase reflects stronger margins, partially offset by weaker demand for commodities.  Prime product sales of 6,752 kt (thousands of metric tons) were down 203 kt from last year's third quarter.

Corporate and financing expenses were $92 million, versus $29 million in third quarter 2005.

During the third quarter of 2006, Exxon Mobil Corporation purchased 126 million shares of its common stock for the treasury at a gross cost of $8.4 billion.  These purchases included $7.0 billion to reduce the number of shares outstanding and the balance to offset shares issued in conjunction with the company benefits plans and programs.  Shares outstanding were reduced from 5,945 million at the end of the second quarter to 5,832 million at the end of the third quarter.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

First Nine Months 2006 vs. First Nine Months 2005

Net income of $29,250 million ($4.86 per share) increased $3,830 million from 2005.  Net income for 2005 included net special items totaling a gain of $1,880 million.  Excluding special items, earnings increased by $5,710 million versus 2005.

FIRST NINE MONTHS HIGHLIGHTS

•

Earnings excluding special items were a record $29,250 million, an increase of 24% reflecting ExxonMobil's continuing strong performance across all business segments.

•

Earnings per share excluding special items increased by 31% due to strong earnings and the reduction in the number of shares outstanding.

•

Net income was up 15%.  There were no special items in the first nine months of 2006.  Net income for the first nine months of 2005 included a $1,620 million special gain related to the restructuring of the Corporation's interest in the Dutch gas transportation business, a $460 million positive impact from the sale of the Corporation's interest in Sinopec and a $200 million litigation charge.

•

Cash flow from operations and asset sales was approximately $42.8 billion, including $2.3 billion from asset sales.

•

The Corporation has distributed a total of $23.8 billion to shareholders in 2006 through dividends and share purchases to reduce shares outstanding, an increase of $7.4 billion versus 2005.

•

Capital and exploration expenditures were $14.8 billion, an increase of $2.4 billion versus 2005.

•

Oil-equivalent production is up 6%.

Upstream earnings excluding special items were $20,010 million, an increase of $4,319 million from 2005, primarily reflecting higher liquids and natural gas realizations.

On an oil-equivalent basis, production increased 6% from last year.  Excluding divestment and entitlement effects, production increased by 9%.

Liquids production of 2,682 kbd increased by 195 kbd from 2005.  Higher production from projects in West Africa and increased volumes in Abu Dhabi were partly offset by mature field decline, entitlement effects and divestment impacts.  Excluding entitlement effects and divestments, liquids production increased 12%.

Natural gas production of 9,353 mcfd increased 295 mcfd from 2005.  Higher volumes from projects in Qatar were partly offset by mature field decline.

Earnings from U.S. Upstream operations for 2006 were $4,116 million, a decrease of $297 million.  Earnings outside the U.S. excluding special items were $15,894 million, $4,616 million higher than 2005.

Downstream earnings excluding special items were $6,494 million, an increase of $1,002 million from 2005 reflecting stronger worldwide refining and marketing margins, partly offset by lower refining throughput.  Petroleum product sales of 7,180 kbd decreased from 7,494 kbd in 2005, primarily due to lower refining throughput and divestments.

U.S. Downstream earnings excluding special items were $3,305 million, up $352 million.  Non-U.S. Downstream earnings excluding special items were $3,189 million, $650 million higher than last year.

Chemical earnings excluding special items were $3,140 million, up $572 million from 2005.  Margins and volumes were both higher.  Prime product sales were 20,523 kt, up 38 kt from 2005.

Corporate and financing expenses of $394 million increased by $183 million mainly due to tax items.

Gross share purchases in 2006 of $21.2 billion reduced shares outstanding by 4.9%.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on October 26, 2006.  To listen to the event live or in archive, go to our website at www.exxonmobil.com.

Statements in this release relating to future plans, projections, events, or conditions are forward-looking statements.  Actual results, including project plans, resource recoveries, timing, and capacities, could differ materially due to changes in long-term oil or gas prices or other market conditions affecting the oil and gas industry; adverse political events; reservoir performance; the outcome of commercial negotiations; potential liability resulting from pending or future litigation; wars and acts of terrorism or sabotage; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" on our website and in Item 1A of ExxonMobil's 2005 Form 10-K.  We assume no duty to update these statements as of any future date.

Consistent with previous practice this press release includes both net income and earnings excluding special items.  Earnings that exclude special items are a non-GAAP financial measure and are included to help facilitate comparisons of base business performance across periods.  A reconciliation to net income is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  Calculation of this cash flow is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures is contained on pages 28 and 29 in the 2005 Form 10-K and is also available through the Investor Information section of our website at www.exxonmobil.com.

Attachment I

EXXON MOBIL CORPORATION
THIRD QUARTER 2006
(millions of dollars, unless noted)
	Third Quarter		Nine Months
	2006	2005	2006	2005
Earnings / Earnings Per Share

Total revenues and other income[1]	99,593	100,717	287,607	271,336
Total costs and other deductions[1]	81,415	84,665	235,766	229,622
Income before income taxes	18,178	16,052	51,841	41,714
Income taxes	7,688	6,132	22,591	16,294
Net income (U.S. GAAP)	10,490	9,920	29,250	25,420

Net income per common share (dollars)	1.79	1.60	4.91	4.04

Net income per common share
- assuming dilution (dollars)	1.77	1.58	4.86	4.00

Other Financial Data

Dividends on common stock
Total	1,892	1,822	5,775	5,390
Per common share (dollars)	0.32	0.29	0.96	0.85

Millions of common shares outstanding
At September 30			5,832	6,222
Average - assuming dilution	5,922	6,303	6,022	6,361

Shareholders' equity at September 30			116,593	107,890
Capital employed at September 30			126,772	117,976

Income taxes	7,688	6,132	22,591	16,294
Excise taxes	7,764	8,160	23,639	22,913
All other taxes	10,793	11,544	31,573	33,700
Total taxes	26,245	25,836	77,803	72,907

ExxonMobil's share of income taxes
of equity companies	434	998	1,311	1,760

[1] Third quarter 2005 included $8,439 million and the first nine months of 2005 included $23,106 million for purchases/sales contracts with the same counterparty.  These transactions are reported on a net basis in
  2006.

Attachment II

EXXON MOBIL CORPORATION
THIRD QUARTER 2006
(millions of dollars)
	Third Quarter		Nine Months
	2006	2005	2006	2005
Net Income (U.S. GAAP)
Upstream
United States	1,192	1,671	4,116	4,413
Non-U.S.	5,301	5,678	15,894	12,898
Downstream
United States	1,272	1,109	3,305	2,753
Non-U.S.	1,466	1,019	3,189	2,849
Chemical
United States	458	70	976	905
Non-U.S.	893	402	2,164	1,813
Corporate and financing	(92)	(29)	(394)	(211)
Corporate total	10,490	9,920	29,250	25,420
Special Items
Upstream
United States	0	0	0	0
Non-U.S.	0	1,620	0	1,620
Downstream
United States	0	0	0	(200)
Non-U.S.	0	0	0	310
Chemical
United States	0	0	0	0
Non-U.S.	0	0	0	150
Corporate and financing	0	0	0	0
Corporate total	0	1,620	0	1,880
Earnings Excluding Special Items
Upstream
United States	1,192	1,671	4,116	4,413
Non-U.S.	5,301	4,058	15,894	11,278
Downstream
United States	1,272	1,109	3,305	2,953
Non-U.S.	1,466	1,019	3,189	2,539
Chemical
United States	458	70	976	905
Non-U.S.	893	402	2,164	1,663
Corporate and financing	(92)	(29)	(394)	(211)
Corporate total	10,490	8,300	29,250	23,540
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	14.6	15.7	40.5	37.7
Sales of subsidiaries, investments and property, plant and equipment	0.8	0.8	2.3	4.6
Cash flow from operations and asset sales	15.4	16.5	42.8	42.3

Attachment III

EXXON MOBIL CORPORATION
THIRD QUARTER 2006

	Third Quarter		Nine Months
	2006	2005	2006	2005
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	377	439	418	493
Canada	303	317	311	343
Europe	490	516	521	548
Africa	801	688	783	623
Asia Pacific/Middle East	507	337	485	331
Russia/Caspian	125	106	121	100
Other	43	48	43	49
Worldwide	2,646	2,451	2,682	2,487

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	1,588	1,609	1,644	1,779
Canada	864	926	862	921
Europe	2,836	2,930	4,079	4,151
Asia Pacific/Middle East	2,703	2,096	2,595	2,051
Russia/Caspian	91	70	86	70
Other	81	85	87	86
Worldwide	8,163	7,716	9,353	9,058

Oil-equivalent production (koebd)[1]	4,007	3,737	4,241	3,997

[1]Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
THIRD QUARTER 2006

	Third Quarter		Nine Months
	2006	2005	2006	2005
Petroleum product sales (kbd)[1]
United States	2,725	2,798	2,688	2,824
Canada	475	492	470	492
Europe	1,825	1,837	1,824	1,811
Asia Pacific	1,482	1,527	1,437	1,543
Other	795	823	761	824
Worldwide	7,302	7,477	7,180	7,494

Gasolines, naphthas	2,898	2,992	2,836	2,953
Heating oils, kerosene, diesel	2,160	2,151	2,153	2,209
Aviation fuels	687	713	651	693
Heavy fuels	703	675	685	674
Specialty products	854	946	855	965
Total	7,302	7,477	7,180	7,494

Refinery throughput (kbd)
United States	1,766	1,744	1,734	1,836
Canada	461	439	438	462
Europe	1,721	1,735	1,691	1,657
Asia Pacific	1,484	1,530	1,420	1,492
Other	324	316	288	300
Worldwide	5,756	5,764	5,571	5,747

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,680	2,639	7,928	8,141
Non-U.S.	4,072	4,316	12,595	12,344
Worldwide	6,752	6,955	20,523	20,485
[1] All petroleum product sales data is reported net of purchases/sales contracts with the same counterparty.

Attachment V

EXXON MOBIL CORPORATION
THIRD QUARTER 2006
(millions of dollars)

	Third Quarter		Nine Months
	2006	2005	2006	2005
Capital and Exploration Expenditures
Upstream
United States	606	628	1,773	1,600
Non-U.S.	3,536	2,958	10,388	8,476
Total	4,142	3,586	12,161	10,076
Downstream
United States	215	191	627	540
Non-U.S.	443	455	1,354	1,207
Total	658	646	1,981	1,747
Chemical
United States	75	54	202	182
Non-U.S.	120	108	323	303
Total	195	162	525	485

Other	66	20	119	60

Worldwide	5,061	4,414	14,786	12,368

Exploration expenses charged to income
included above
Consolidated affiliates
United States	85	29	184	103
Non-U.S.	263	215	611	517
Equity companies - ExxonMobil share
United States	0	0	0	0
Non-U.S.	2	5	5	17
Worldwide	350	249	800	637

Attachment VI

EXXON MOBIL CORPORATION
NET INCOME

	$ Millions	$ Per Common Share

2002
First Quarter	2,090	0.30
Second Quarter	2,640	0.40
Third Quarter	2,640	0.39
Fourth Quarter	4,090	0.60
Year	11,460	1.69

2003
First Quarter	7,040	1.05
Second Quarter	4,170	0.63
Third Quarter	3,650	0.55
Fourth Quarter	6,650	1.01
Year	21,510	3.24

2004
First Quarter	5,440	0.83
Second Quarter	5,790	0.89
Third Quarter	5,680	0.88
Fourth Quarter	8,420	1.31
Year	25,330	3.91

2005
First Quarter	7,860	1.23
Second Quarter	7,640	1.21
Third Quarter	9,920	1.60
Fourth Quarter	10,710	1.72
Year	36,130	5.76

2006
First Quarter	8,400	1.38
Second Quarter	10,360	1.74
Third Quarter	10,490	1.79